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                                                                   EXHIBIT 10.14
                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is entered into between medibuy.com, a Delaware Corporation with a principal place of business at 7777 Alvarado Road, Suite 401, La Mesa, California, 91941 ("COMPANY") and Bob Witt of 1331 Cotton St., Menlo Park, CA 94025 ("EXECUTIVE").

        1. Employment.

        COMPANY hereby employs EXECUTIVE, and EXECUTIVE hereby agrees to accept employment from COMPANY, as Executive Vice President of Web Technology for COMPANY. EXECUTIVE agrees during the term of his employment under this Agreement to perform the duties and responsibilities customarily required of such position, and to be subject to COMPANY's bylaws and Delaware Corporation law. EXECUTIVE agrees to perform such services as shall be determined from time to time by the Chief Executive Officer of COMPANY and its Board of Directors. EXECUTIVE further agrees to use his best efforts to promote the interests of COMPANY and to devote his full business time and energies to the business and affairs of COMPANY, unless otherwise authorized by the Chief Executive Officer of COMPANY. EXECUTIVE may, however, engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties to COMPANY hereunder.

        2. Term of Employment.

        The employment under this Agreement shall commence on May 10,1999 and shall end on March 29, 2000, provided that the term of the Agreement shall be extended automatically for successive periods of one year unless otherwise terminated under Paragraph 5 of this Agreement.

        3. Compensation.


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        (a) Base Salary. As compensation for services provided to COMPANY,
EXECUTIVE shall receive a salary at the annual rate of $185,000, less such payroll and withholding taxes as required by law to be deducted and such other amounts as EXECUTIVE shall authorize in writing. The salary shall be payable in semi-monthly installments. Such salary may be increased, but not decreased, from time to time as decided in the discretion of the Board of Directors of COMPANY.

        (b) Bonus. As additional compensation for services rendered by EXECUTIVE, EXECUTIVE shall be entitled to participate in any incentive bonus program that COMPANY's Board of Directors may establish for its executive employees. Such bonus program shall provide a maximum bonus of fifty percent (50%) of the salary paid during the year in which the bonus is earned, based upon factors established by the Board of Directors.

        (c) Equity Compensation. As further compensation for the services rendered by EXECUTIVE, upon his commencement of employment with COMPANY pursuant to this Agreement and approval by COMPANY's Board of Directors, EXECUTIVE will be granted an incentive stock option to purchase shares of Common Stock of COMPANY at an exercise price per share equal to the fair market value of the Common Stock (as determined by the Board of Directors) as of the date of this Agreement. Such options shall be issued pursuant to, and their exercise and the issuance of shares upon exercise shall be subject to, the conditions of the COMPANY's 1999 Equity Incentive Plan (the "Plan").

        (i) Vesting of Options. EXECUTIVE'S incentive stock options shall vest according to the following schedule:

        Upon EXECUTIVE's completion of the first six (6) months of employment under this Agreement, 13% of the option shares shall vest and be subject to exercise immediately.
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        Upon EXECUTIVE's completion of the second six (6) months of employment under this Agreement, 12% of the option shares shall vest and be subject to exercise immediately.

        EXECUTIVE's 15,000 remaining option shares shall vest and be subject to exercise at the rate of 416.67 shares for each full month that EXECUTIVE'S employment continues under this Agreement after the first anniversary hereunder.

                In the event that COMPANY undergoes a "change in control" (as defined below) and EXECUTIVE's employment is terminated without cause or EXECUTIVE's duties are significantly changed within twelve (12) months thereafter (measured from the effective date of the change in control), the balance of the options for 20,000 shares granted to EXECUTIVE under this Agreement that have not vested as of the date of such termination or significant change in duties shall vest immediately. "Change in control" shall mean either 1) a merger of COMPANY into, or a consolidation of COMPANY with, another person or business entity with the result that less than fifty percent (50%) of the directors of the resulting business entity immediately following the merger or consolidation were directors of COMPANY immediately prior to the merger or consolidation; 2) a sale by COMPANY of more than fifty percent (50%) of its assets at the time of the agreement to sell or 3) a transaction or series of transactions by which more than 50% of the voting equity securities of COMPANY come to be under the control of a single entity or a group of entities acting in concert to acquire control of COMPANY.

4. Participation in Benefit Plans, Reimbursement of Business Expenses and Moving Expenses.

        (a) Benefit Plans. During the term of this Agreement, EXECUTIVE shall be provided with medical insurance, vacation benefits, sick leave benefits, and holidays which


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are not less than, and on terms no less favorable than, COMPANY provides to its other executive employees.

        (b) Reimbursement of Business Expenses. During the term of this Agreement, COMPANY shall reimburse EXECUTIVE promptly for all expenditures, including travel, entertainment, parking, business meetings, including the dues and business related expenses of memberships at appropriate business clubs, provided such memberships are approved in writing by the Chief Executive Officer of COMPANY, and such expenses are incurred and submitted for reimbursement in accordance with the policies established from time to time by the Board of Directors.

        (c) Moving Expenses. COMPANY shall reimburse EXECUTIVE for all actual relocation expenses, up to a maximum of $130,000 for EXECUTIVE's relocation to the San Diego area in accordance with the terms of the Relocation Benefits Agreement, which Agreement is attached hereto as Appendix A. Any amounts paid to EXECUTIVE to compensate him for taxes on amounts received by him hereunder which are not tax deductible shall be subject to, not in addition to, the limit of $130,000 set forth in the preceding sentence.

5.      Termination of Employment.

        (a) Automatic Termination. This Agreement will automatically terminate in the event of EXECUTIVE's death, or EXECUTIVE's disability which prevents EXECUTIVE from performing substantially all of his duties and responsibilities for a continuous period of ninety (90) days. COMPANY shall have no further obligations to EXECUTIVE or his estate upon such automatic termination, except to honor the exercise of any stock options that have vested prior to the date of such termination, subject to the applicable conditions of


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the Plan. (b) Termination Not for Cause. In the event that COMPANY terminates this Agreement without cause, COMPANY shall, subject to the conditions set forth in Section 6(b), below, continue to pay EXECUTIVE his salary at the level in effect at the time of termination for a period of twelve (12) months, plus any accrued, but unused vacation, and less any applicable payroll and withholding taxes or other legally required deductions, provided EXECUTIVE first executes the Waiver and Release, attached to this Agreement as Appendix B. The salary continuation for EXECUTIVE shall be paid in the same manner and at the same intervals as if EXECUTIVE continued his employment during that one year period. COMPANY reserves the right to pay the one-year salary continuation amount in a lump sum, discounted to present value using a discount factor or 6%. No other compensation or benefits shall be due to EXECUTIVE.

        (c) Termination for Cause. Notwithstanding the provisions of Sub-paragraph 5(b), COMPANY may terminate EXECUTIVE's employment for cause. For purposes of this Agreement, COMPANY shall have "cause" to terminate EXECUTIVE's employment in the event of the following:

        1)      EXECUTIVE commits a criminal act of dishonesty;

        2) EXECUTIVE commits a repeated violation of a written COMPANY Policy after being provided with written notice by COMPANY which specifies the initial Policy violation;

        3) Continued failure by EXECUTIVE to perform the material aspects of EXECUTIVE's duties and responsibilities after written warning from the Board of Directors specifying the duties or responsibilities which EXECUTIVE has failed to perform;

        4) A material breach by EXECUTIVE of any provision of this Agreement.



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        In the event EXECUTIVE's employment is terminated for cause, he will not be entitled to receive any severance pay or any other severance compensation.

                (d) Resignation. EXECUTIVE retains the right to resign or otherwise voluntarily terminate his employment with COMPANY upon ninety
        (90) days' written notice to the Chief Executive Officer. In the event EXECUTIVE resigns or otherwise voluntarily terminates his employment with COMPANY, EXECUTIVE shall not be entitled to any compensation, including benefits, beyond the effective date of his resignation.

                (e) Stock Options. Subject to the Change in Control provisions of Section 3(c)(ii), above, only the shares subject to the stock options granted to EXECUTIVE above that have vested up to the date of the termination of or his resignation from his employment under this agreement may be exercised by EXECUTIVE, such exercise to be subject to the conditions set forth in the Plan. Any stock options that are unvested as of the date of EXECUTIVE's termination shall be null and void.

        6.      Noncompetition, Confidentiality and Conflicts of Interest.

        (a) EXECUTIVE agrees and understands that, due to the nature of his position with the COMPANY, he will gain possession of confidential information about COMPANY and the way it conducts its business. In conjunction with the execution of, and as part of the consideration given for, this Agreement, EXECUTIVE will execute the Proprietary Information and Inventions Agreement that is attached to this Agreement as Appendix C. EXECUTIVE's duties and obligations under Appendix C shall survive termination of his employment with COMPANY. EXECUTIVE acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of Appendix C would be inadequate to protect COMPANY against the consequences of such breach,



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and he therefore agrees that the COMPANY shall be entitled to injunctive relief in case of any such breach or threatened breach.

        (b) Restrictive Covenant. During any period that EXECUTIVE is receiving severance compensation from COMPANY following the termination date of EXECUTIVE's employment under this Agreement, EXECUTIVE shall not, without first obtaining the prior written approval of COMPANY, directly or indirectly engage in any activities in competition with COMPANY, or accept employment or establish a business relationship with a business engaged in competition with COMPANY (specifically, promoting and receiving revenue for the marketing, sale and distribution of goods, equipment and services in the "Healthcare Field" via the Internet, as that term is defined in the license agreement between COMPANY and among others, iBO$, Inc. dated March 25, 1999), and such other businesses as COMPANY comes to be actively engaged in during the term of this Agreement, in any geographical area in which COMPANY, as of the termination date, either conducts or plans to conduct business. In the event that EXECUTIVE undertakes any such activities without written permission from COMPANY, COMPANY'S obligation to pay EXECUTIVE severance compensation under this provision shall cease.

        (c) Conflicts of Interest. EXECUTIVE agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to COMPANY, its business or prospects, financial or otherwise. However, EXECUTIVE may own, as a passive investor, securities of any publicly traded companies, provided his beneficial ownership of the stock of any one such corporation does not exceed 1% of such corporation's voting stock.


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        (d) Non-interference. While employed by COMPANY, and for a period of one
(1) year immediately following the termination of his employment, EXECUTIVE will not interfere with the business of COMPANY by:

                (i) soliciting, attempting to solicit, inducing or otherwise causing any employee of COMPANY to terminate his or her employment in order to become an employee, consultant or contractor to or for any competitor of COMPANY;

                (ii) directly or indirectly soliciting the business of any customer of COMPANY which at the time of termination or one year prior thereto was listed on COMPANY's customer list, which solicitation, if successful, would result in the loss of business or potential business for COMPANY.

        7. Notices.

        For purposes of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, addressed as follows:

     If to EXECUTIVE:

     If to COMPANY:           medibuy.com, Inc.
                              777 Alvarado Road, Suite 401
                              La Mesa, California 91941

                              Attn:   The Chief Executive Officer

or at such other address as any party may have furnished to the other in writing subsequent to the execution of this Agreement or, in the case of EXECUTIVE, to the address listed for him in


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COMPANY's records, and in the case of COMPANY, to the address known by EXECUTIVE to be where the office of the Chief Executive Officer of COMPANY is located.

        8. Modifications; Waivers; Applicable Law.

        No provision in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by EXECUTIVE and by the Chief Executive Officer of COMPANY.

        9. Severability.

        If any provision of this Employment Agreement is determined to be invalid or is in any way modified by any governmental agency, tribunal, or court of competent jurisdiction, such determination shall be considered as a separate, distinct, and independent part of this Agreement and shall not affect the validity or enforceability of any of the remaining provisions of this Agreement.

        10. Successor Rights and Assignment.

        This Agreement shall bind, inure to the benefit of and be enforceable by EXECUTIVE's personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. The rights and obligations of COMPANY under this Agreement may be assigned by COMPANY, in which event it shall be binding upon, and inure to the benefit of, the person(s) or entity(ies) to whom it is assigned. EXECUTIVE may not assign his duties hereunder and he may not assign any of his rights hereunder without the written consent of COMPANY.

        IN WITNESS WHEREOF, EXECUTIVE and COMPANY have signed this Agreement on the dates indicated below.



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                                   EXECUTIVE:



Dated:  5/15/99                         /s/ Bob Witt
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                                   MEDIBUY.COM, INC.




Dated: 5/10/99                     By: /s/ DENNIS J. MURPHY
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                                   Its:
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